Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS EARNINGS

QUAKERTOWN, PA (January 24, 2017) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2016 of $2,269,000, or $0.66 per share on a diluted basis, compared with $1,943,000, or $0.58 per share on a diluted basis during the same period in 2015.  For the year ended December 31, 2016, QNB reported net income of $8,924,000, or $2.63 per share on a diluted basis. This compares to net income of $8,233,000, or $2.46 per share on a diluted basis, reported for 2015.

For the year 2016 the rate of return on average assets and average shareholders’ equity was 0.87% and 9.45%, respectively, compared with 0.83% and 9.29%, respectively, for the year 2015.

Total assets as of December 31, 2016 were $1,063,141,000 compared with $1,020,936,000 at December 31, 2015. Loans receivable at December 31, 2016 were $633,079,000 compared with $615,270,000 at December 31, 2015, an increase of $17,809,000, or 2.9%, with commercial lending as the largest contributor to the growth.  Total deposits at December 31, 2016 were $913,355,000, an increase of 2.6% compared with $889,786,000 at December 31, 2015, due to strong growth in non-interest bearing deposits.

David W. Freeman, President and Chief Executive Officer stated, “Our improved results reflect loan, deposit and household growth for the fourth quarter and the entire year.  Our retail brokerage business, QNB Financial Services, achieved a milestone during the quarter, with over $100 million in assets under management. Asset quality is strong.  Net interest margin declined slightly in 2016, as we continue to experience pressure due to the rate environment and competition.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter and twelve months ended December 31, 2016 totaled $7,279,000 and $28,504,000, respectively, an increase of $254,000 and $1,135,000, respectively, from the same periods in 2015. The net interest margin for the fourth quarter of 2016 was 2.97% compared to 3.00% for the fourth quarter of 2015.  Net interest margin for the twelve months ended December 31, 2016 was 3.03%, a decrease of two basis points compared to 2015.  The yield on earning assets decreased two basis points from 3.46% for the fourth quarter of 2015 to 3.44% for the fourth quarter of 2016. For the twelve months ended December 31, 2016, the yield on earning assets declined three basis points, from 3.53% in 2015 to 3.50% in 2016.  The cost of interest-bearing liabilities was 0.57% for the fourth quarter and the year ended December 31, 2016, compared with 0.56% for the same periods in 2015.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB reversed $95,000 in provision for loan losses in the fourth quarter of 2016.  In October 2016, the Company sold its interest in its indirect lease finance portfolio, recording a loss on sale of $223,000.  The allowance for loan losses associated with this sold portfolio, totaling $220,000, was reversed, while provisions for loan losses for the rest of the commercial and retail loan portfolio totaling $125,000 were recorded during the quarter.  A provision of $140,000 was recorded for the fourth quarter 2015.  For the year 2016, QNB recorded $30,000 in provision, compared to $200,000 for the year 2015.  QNB's allowance for loan losses of $7,394,000 represents 1.17% of loans receivable at December 31, 2016 compared to an allowance for loan losses of $7,554,000, or 1.23% of loans receivable at December 31, 2015. Net loan charge-offs were $104,000 for the fourth quarter of 2016, or 0.07% annualized of total average loans, compared with net charge-offs of $255,000 for the fourth quarter of 2015, or 0.17% of total average loans. For the years ended December 31, 2016 and 2015 net loan charge-offs were $190,000, or 0.03%, and $647,000, or 0.11%, of total average loans, respectively. The majority of charge-offs recorded during both 2016 and 2015 had specific reserves established prior to the decision to charge off the loan.

Non-performing assets totaled $14,219,000 at December 31, 2016 compared with $13,372,000 as of December 31, 2015. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $11,938,000, or 1.89% of loans receivable at December 31, 2016, compared with $10,719,000, or 1.74% of loans receivable at December 31, 2015. In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2016, $7,749,000, or approximately 77% of the loans classified as non-accrual are current or past due less than 30 days.  At December 31, 2016 substandard or doubtful loans totaled $22,204,000, a reduction of $5,121,000, or 18.7%, from the $27,325,000 reported at December 31, 2015.

QNB had no other real estate owned and other repossessed assets as of December 31, 2016 and December 31, 2015. Non-accrual pooled trust preferred securities are carried at fair value of $2,281,000, and $2,653,000, at December 31, 2016 and December 31, 2015, respectively.

Non-Interest Income

Total non-interest income was $1,073,000 for the fourth quarter of 2016, and $5,667,000 for the year ended December 31, 2016, a decrease of $190,000 and $365,000, compared to the same periods in 2015, respectively.  Net gain on sale of loans declined $220,000, due to a loss on sale of the indirect lease finance portfolio during the fourth quarter 2016.  Losses in the trading portfolio for the fourth quarter, resulting from the increase in interest rates, contributed $103,000 to the decline.  These decreases in income were offset in part by increases in retail brokerage and advisory fees, gain on investment securities and other non-interest income of $49,000, $41,000, and $40,000, respectively.

Non-Interest Expense

Total non-interest expense was $5,435,000 for the fourth quarter of 2016, a decrease of $199,000, or 3.5%, compared with $5,634,000 for the fourth quarter of 2015.  For year ended December 31, 2016, total non-interest expense decreased $235,000, or 1.0%, to $22,163,000, compared to the year 2015. Salaries and benefits expense decreased $219,000, or 7.0%, for the quarter ended December 31, 2016, compared to the same period in 2015, due to reduced medical insurance claims of $124,000, a $99,000 reduction in accrued bonus expense, and $32,000 in lower 401k expenses, offset in part by increased salary expense of $77,000. For the year ended December 31, 2016 salaries and benefits expense decreased $65,000, or 0.5%, compared to the same period in 2015.  Net occupancy and furniture and equipment expense increased $29,000, or 3.3%, for the fourth quarter 2016 compared to the same period in 2015, due to increases in software and building maintenance.  For year ended December 31, 2016, net occupancy and furniture and equipment costs increased $15,000 compared to the same period in 2015, due primarily to increased software maintenance, building maintenance and security expense, offset in part by lower depreciation expense.  Other operating expenses for the three months ended December 31, 2016 decreased $10,000, with increases in debit card expense and supplies and telecommunications expense of $141,000 and $23,000, respectively, offset by decreased FDIC insurance of $73,000, third party expense of $23,000 and marketing expense of $84,000.  Other operating expenses for the twelve months ended December 31, 2016 decreased $186,000, or 2.7%, due to the same reasons detailed for expense increases and decreases for the quarter.  Debit card expenses in 2015 included a contract termination fee related to card platform upgrades, which took place during 2016.  Provision for income taxes increased in the fourth quarter and year ended December 31, 2016, due to the increase in taxable net income, as well as the effective tax rate. The increase in effective tax rate in 2016 reflects lower proportionate tax-free income in 2016, compared to 2015.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates eleven branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through Investment Professionals, Inc., a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Assets	$1,063,141	$1,071,931	$1,030,238	$1,004,552	$1,020,936
Cash and cash equivalents	10,721	69,428	57,949	32,138	16,991
Investment securities
Trading	3,596	4,312	3,459	4,006	4,189
Available-for-sale	390,475	368,834	344,253	345,118	361,915
Held-to-maturity	-	147	147	147	147
Loans held-for-sale	789	456	184	90	987
Loans receivable	633,079	608,231	604,478	601,686	615,270
Allowance for loan losses	(7,394)	(7,593)	(7,550)	(7,556)	(7,554)
Net loans	625,684	600,638	596,928	594,130	607,716
Deposits	913,355	926,712	893,285	865,360	889,786
Demand, non-interest bearing	119,010	105,029	117,650	105,660	98,543
Interest-bearing demand, money market and savings	568,763	593,307	547,262	532,597	563,867
Time	225,582	228,376	228,373	227,103	227,376
Short-term borrowings	52,660	41,179	36,693	40,426	37,163
Shareholders' equity	93,567	97,996	97,207	94,955	90,443

Asset Quality Data (Period End)
Non-accrual loans	$10,119	$8,237	$8,685	$8,834	$9,420
Loans past due 90 days or more and still accruing	-	150	65	8	11
Restructured loans	1,819	1,149	1,433	1,268	1,288
Non-performing loans	11,938	9,536	10,183	10,110	10,719
Other real estate owned and repossessed assets	-	-	-	-	-
Non-accrual pooled trust preferred securities	2,281	2,275	2,400	2,655	2,653
Non-performing assets	$14,219	$11,811	$12,583	$12,765	$13,372

Allowance for loan losses	$7,394	$7,593	$7,550	$7,556	$7,554

Non-performing loans / Loans excluding held-for-sale	1.89%	1.57%	1.68%	1.68%	1.74%
Non-performing assets / Assets	1.34%	1.10%	1.22%	1.27%	1.31%
Allowance for loan losses / Loans excluding held-for-sale	1.17%	1.25%	1.25%	1.26%	1.23%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	Three months ended,					Year ended,
For the period:	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15	12/31/16	12/31/15

Interest income	$8,486	$8,287	$8,184	$8,280	$8,184	$33,237	$31,875
Interest expense	1,207	1,202	1,165	1,159	1,159	4,733	4,506
Net interest income	7,279	7,085	7,019	7,121	7,025	28,504	27,369
(Credit) provision for loan losses	(95)	-	-	125	140	30	200
Net interest income after provision for loan losses	7,374	7,085	7,019	6,996	6,885	28,474	27,169
Non-interest income:
Fees for services to customers	416	425	397	383	417	1,621	1,657
ATM and debit card	422	419	422	388	418	1,651	1,571
Retail brokerage and advisory income	178	129	126	170	129	603	686
Net gain (loss) on investment securities available-for-sale	24	316	15	319	(17)	674	783
Net (loss) gain from trading activity	(87)	(39)	52	34	16	(40)	33
Net (loss) gain on sale of loans	(166)	143	71	49	54	97	356
Other	286	251	291	233	246	1,061	946
Total non-interest income	1,073	1,644	1,374	1,576	1,263	5,667	6,032
Non-interest expense:
Salaries and employee benefits	2,897	3,072	2,988	3,054	3,116	12,011	12,076
Net occupancy and furniture and equipment	896	875	866	866	867	3,503	3,488
Other	1,642	1,669	1,739	1,599	1,651	6,649	6,834
Total non-interest expense	5,435	5,616	5,593	5,519	5,634	22,163	22,398
Income before income taxes	3,012	3,113	2,800	3,053	2,514	11,978	10,803
Provision for income taxes	743	821	702	788	571	3,054	2,570
Net income	$2,269	$2,292	$2,098	$2,265	$1,943	$8,924	$8,233

Share and Per Share Data:
Net income - basic	$0.67	$0.68	$0.62	$0.67	$0.58	$2.64	$2.47
Net income - diluted	$0.66	$0.67	$0.62	$0.67	$0.58	$2.63	$2.46
Book value	$27.43	$28.82	$28.66	$28.08	$26.92	$27.43	$26.92
Cash dividends	$0.30	$0.30	$0.30	$0.30	$0.29	$1.20	$1.16
Average common shares outstanding - basic	3,402,479	3,391,471	3,383,109	3,369,782	3,351,909	3,386,766	3,337,505
Average common shares outstanding - diluted	3,416,117	3,404,039	3,391,875	3,377,936	3,366,566	3,395,839	3,350,539

Selected Ratios:
Return on average assets	0.85%	0.86%	0.84%	0.91%	0.75%	0.87%	0.83%
Return on average shareholders' equity	9.34%	9.57%	9.01%	9.88%	8.50%	9.45%	9.29%
Net interest margin (tax equivalent)	2.97%	2.93%	3.08%	3.14%	3.00%	3.03%	3.05%
Efficiency ratio (tax equivalent)	62.17%	61.49%	63.52%	60.43%	64.43%	61.89%	63.66%
Average shareholders' equity to total average assets	9.10%	9.04%	9.30%	9.21%	8.87%	9.16%	8.97%
Net loan charge-offs (recoveries)	$104	$(43)	$6	$123	$255	$190	$647
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.07%	-0.03%	0.00%	0.08%	0.17%	0.03%	0.11%

Balance Sheet (Average)
Assets	$1,061,980	$1,054,001	$1,007,036	$1,001,189	$1,023,365	$1,031,198	$987,894
Investment securities (Trading, AFS & HTM)	386,374	351,102	342,132	357,428	370,780	359,410	354,973
Loans receivable	615,853	602,645	600,761	600,808	589,096	605,040	574,339
Deposits	919,623	916,366	871,379	862,239	896,730	892,541	863,801
Shareholders' equity	96,660	95,255	93,688	92,251	90,725	94,472	88,642